Exhibit 8.1

Himax Technologies, Inc.

List of Subsidiaries

Subsidiary	Jurisdiction of Incorporation	Percentage of Our Ownership Interest

Himax Technologies Limited	ROC	100.0%
Himax Technologies Korea Ltd. (formerly Himax Technologies Anyang Limited)	South Korea	100.0%
Himax Semiconductor, Inc. (formerly Wisepal Technologies, Inc.)	ROC	100.0%
Himax Technologies (Samoa), Inc.	Samoa	100.0%(1)
Himax Technologies (Suzhou) Co., Ltd.	PRC	100.0%(2)
Himax Technologies (Shenzhen) Co., Ltd.	PRC	100.0%(2)
Himax Display, Inc.	ROC	88.0%(1)
Integrated Microdisplays Limited	Hong Kong	88.0%(3)
Himax Analogic, Inc.	ROC	75.1%(1)
Himax Imaging, Inc.	Cayman Islands	100.0%
Himax Imaging, Ltd.	ROC	88.3%(4)
Himax Imaging Corp.	California, USA	100.0%(5)
Argo Limited	Cayman Islands	100.0%
Tellus Limited	Cayman Islands	100.0%(6)
Himax Media Solutions, Inc.	ROC	78.3%(7)
Himax Media Solutions (Hong Kong) Limited	Hong Kong	78.3%(8)
Harvest Investment Limited	ROC	100.0%(1)

(1) Indirectly, through our 100.0% ownership of Himax Technologies Limited.

(2) Indirectly, through our 100.0% ownership of Himax Technologies (Samoa), Inc.

(3) Indirectly, through our 88.0% ownership of Himax Display, Inc.

(4) Indirectly, as to 80.4% through our 100.0% ownership of Himax Imaging, Inc. and as to 7.9% through our 100.0% ownership of Himax Technologies Limited.

(5) Indirectly, through our 100.0% ownership of Himax Imaging, Inc.

(6) Indirectly, through our 100.0% ownership of Argo Limited.

(7) Directly, as to 44.0%, and indirectly, as to 34.3% through our 100.0% ownership of Himax Technologies Limited.

(8) Indirectly, through our 78.3% ownership of Himax Media Solutions, Inc.